SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


Date of report (Date of earliest event reported): August 2, 1999


                                  INMOLD, INC.
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

           Indiana                1-5742                  38-3881342
     ------------------         ------------           -------------------
       (State or Other         (Commission            (IRS  Employer
        Jurisdiction           File  Number)          Identification  No.)
      of Incorporation)


         755  West  Big  Beaver  Road,  Suite  312, Troy, Michigan   48084
        -------------------------------------------------------------------
       (Address  of  Principal  Executive Offices)               (Zip Code)


      Registrant's  telephone  number,  including  area code:  (248) 362-3223


                                      N/A
           --------------------------------------------------------------
           (Former  Name or Former Address, if Changed Since Last Report)


ITEM  5.  OTHER  EVENTS

Filipp J. Kreissl died on July 19, 1999. Mr. Kreissl was the interim Chairman, President, CEO, and Director of Inmold, Inc. and Interim President and a Director of G P Plastics, Inmold Inc.'s wholly-owned subsidiary. Mr. Kreissls death was not unexpected, as it was known for two years that he had acute leukemia.

Mr. Kreissl was a graduate of Northwestern University. He joined the Detroit Controls division of American Standard, Inc. in 1941, latterly became President of Detroit Controls. Subsequently, he owned and operated several automotive supplier companies. From 1975 until 1980, he was occupied as principal owner and President of KWD Group, Inc., a management firm specializing in management for severely distressed companies. In 1982, he was named President and Treasurer of Sanders Confectionery Products, Inc. Since 1996, he served as interim President and a Director of G P Plastics, Inc. Mr. Kreissl had been Interim President, Chairman , and CEO of Inmold, Inc. since its inception on January 10, 1997.

Inmold, Inc. began a search for a successor for Filipp Kreissl in May 1999, well before his death. While no permanent successor has yet been chosen, the search is well underway, and Inmold, Inc. expects to have the vacancy filed within 30 to 60 days from the date of this filing. The position to be filled will be identical to the position vacated by Filipp Kreissl. (i.e. The successor to Filipp Kreissl will be the Chairman, President, and CEO of Inmold, Inc. and the President of G P Plastics.)

Until Filipp Kreissl's successor is chosen, four members of the Board of Directors of Inmold, Inc. have been chosen to act as an executive committee and assume the responsibilities of Chairman and President. Those Directors are as follows:

David  S.  Eberly,  Outside  Director

Philip  B.  Fischer,  Outside  Director

John F. Horner, Current Vice-President
and Chief Financial Officer of Inmold, Inc.

John  M.  Sanders,  Current  Secretary  of  Inmold,  Inc.

David S. Eberly is a graduate of Miami University (Ohio). He was an assistant Vice President, corporate finance with J. W. Korth & Company, before co-founding GMA Capital, L.L.P. in 1988. He is a Principal and a Director of GMA Capital, L.L.P. He was also a founding shareholder and Director of European Gateway Acquisition Corporation. He joined the Board of Directors of Inmold, Inc., in 1998.

Philip B. Fischer graduated from Adelphi College and received his law degree from George Washington University. He served as President of Divco Truck Corporation in Detroit until 1975, when he organized Philip B. Fischer Company, Inc., a real estate and financial consulting firm specializing in commercial properties, corporate restructuring and business development. Presently, he serves as a Director of the Michigan Jobs Commission and of the Detroit/Wayne County Port Authority, both gubernatorial appointments, and as a Director of the Michigan Chamber of Commerce. He joined the Board of Directors of Inmold, Inc., in 1997.

John F. Horner is a magna cum laude graduate of the University of Detroit. He has been a certified public accountant since 1974. From 1981 until 1996, he was Chief Financial Officer for Car-O-Liner Company, Thielenhaus Microfinish Corporation and Omni Engineering Corporation. He was employed as Treasurer and Chief Financial Officer of G P Plastics, Inc. in 1996 and was elected to its
Board of Directors in the same year. He joined the Board of Directors of Inmold, Inc. in 1998.

John M. Sanders is a graduate of Amherst College. Mr. Sanders was elected President of Fred Sanders in 1963 and subsequently Chairman of the Board. He has been Chairman of the Board and Secretary of Sanders Confectionery Products, Inc. since 1986. John M. Sanders joined Inmold, Inc. as Secretary and a Director at its inception in January 1997.

In addition to his positions of Chairman, President, and CEO of Inmold, Inc., and President of G P Plastics, Filipp J. Kreissl was also a Director of Inmold, Inc. Subsequent to Filipp J. Kreissl's death and election by the Board of Directors of Inmold, Inc., J. Scott Kreissl has filled the vacated position of Director. J. Scott Kreissl is a graduate of Wayne State University and the M.B.A. program in finance from the University of Detroit Mercy. From 1970 through 1983, he was employed principally by NBD Bank and Ford Motor Credit
Corporation. From 1983 through 1995, he was senior vice-president, U.S. Marketing operations for Deutsche Credit Corporation. Currently he is vice-president of the Structured Finance Group, Inc., a unit of General Electric Credit Corporation.

Finally, while Filipp J. Kreissl held positions of Chairman, President, and CEO of Inmold, Inc., and President of G P Plastics, he did not own any substantial amount of stock in either of the aforementioned companies, nor does his death in any way effect the control of the companies.

Because of the changing directions of the Company's business, the sales agreement with Joe Schmidt Sales was terminated by the Company on June 1, 1999. Under the notice terms of the existing agreement, this termination will become effective on November 1, 1999 and commissions will be payable for an additional twelve (12) months after November 1, 1999. Joe Schmidt Sales has been involved solely with sales to General Motors Corporation. The Company is presently considering alternative representation with that customer.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August  2,  1999

                                   INMOLD,  INC.
                                   By:  /s/John  M.  Sanders
                                   --------------------------
                                   John  M.  Sanders,  Secretary